SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  :
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement        [ ]     Confidential, For Use of the
[X]      Definitive Proxy Statement             Commission Only (as permitted by
[ ]      Definitive Additional Materials                        Rule 14a-6(e)(2)
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              EMERGING VISION, INC.
                              ---------------------
                (Name of Registrant as Specified in its Charter)

            --------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [X]   No fee required.
  [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)    Title of each class of securities to which transaction applies:

         (2)    Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how its was determined):

         (4)    Proposed maximum aggregate value of transaction:

         (5)    Total fee paid:

[ ]      Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:

         (2)      Form, Schedule or Registration Statement no.:

         (3)      Filing Party:

         (4)      Date Filed:

                              EMERGING VISION, INC.
                             1500 Hempstead Turnpike
                           East Meadow, New York 11554

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To be held September 12, 2001

     The Annual Meeting of Shareholders of Emerging Vision, Inc. ("EVI" or the "Company") will be held at 1500 Hempstead Turnpike, East Meadow, New York, on Wednesday, the 12th day of September, 2001, at 9:00 a.m. (local time), for the following purposes:

     (1) to elect three Class 2 Directors to the Company's Board of Directors to hold office until the 2003 Annual Meeting of Shareholders or until each of their respective successors shall have been duly elected and qualified;

     (2) to ratify the selection of Arthur Andersen LLP, independent public accountants, as the auditors of the Company for the 2001 fiscal year;

     (3) to consider and act upon an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of the outstanding shares of the Company's Common Stock, at a ratio between one-for-two and one-for-ten, to be determined at the discretion of the Company's Board of Directors; and

     (4) to transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on July 16, 2001 as the record date for the determination of the shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting of Shareholders. Each share of the Company's Common Stock, par value $.01 per share, is entitled to one vote on all matters presented at the Annual Meeting; and each share of the Company's Senior Convertible Preferred Stock, par value $.01 per share, is entitled to 133,333 votes on all matters presented at the Annual Meeting.

     ALL HOLDERS OF THE COMPANY'S COMMON STOCK AND SENIOR CONVERTIBLE PREFERRED STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE.

                                             By Order of the Board of Directors


                                             By:  /s/ George Papadopoulos
                                                  ------------------------
                                                  George Papadopoulos
                                                  Secretary
July 23, 2001

                              EMERGING VISION, INC.
                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                          To be held September 12, 2001

                                  INTRODUCTION

     This Proxy Statement is being furnished to shareholders of record of Emerging Vision, Inc. ("EVI" or the "Company") as of July 16, 2001, in connection with the solicitation, by the Board of Directors of EVI, of proxies for the 2001 Annual Meeting of Shareholders to be held at 1500 Hempstead Turnpike, East Meadow, New York 11554, on Wednesday, September 12, 2001, at 9:00 a.m. (local time), or at any and all adjournments thereof (the "Annual Meeting" or "Meeting"), for the purposes stated in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is annexed. The approximate date of mailing to Shareholders of the Notice of Annual Meeting, this Proxy Statement, the enclosed form of Proxy and the Company's Annual Report for the year ended December 31, 2000, is July 27, 2001.


                       OUTSTANDING STOCK AND VOTING RIGHTS

     The Board of Directors has fixed the close of business on July 16, 2001 as the record date for the determination of shareholders entitled to notice of the Annual Meeting, and only holders of record of the Common Stock, par value $.01 per share (the "Common Stock"), and Senior Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock" and, together with the Common Stock, hereinafter collectively referred to as the "Capital Stock"), of the Company on that date will be entitled to notice of, and to vote at, the Annual Meeting. As of the record date, the Company had outstanding 25,795,631 shares of Common Stock, each share of Common Stock being entitled to one vote on all matters presented at the Annual Meeting, and 2.506252 shares of Preferred Stock, each share of Preferred Stock being entitled to 133,333 votes on all matters presented at the Annual Meeting.

     The presence, in person or by proxy, of the holders of shares which represent a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted to determine whether a quorum is present. A plurality of the votes cast at the Annual Meeting is required for the election of Directors; and a vote of the majority of the votes entitled to be cast at the Annual Meeting will be required for the approval of the amendment to the Company's Certificate of Incorporation to effect the reverse stock split. For all other matters to be considered at the Annual Meeting, a vote of a majority of the votes cast on the matter will be required for approval. Broker non- votes and abstentions will not be counted for purposes of determining the number of votes cast. The Directors and officers as a group have indicated their intention to vote "FOR" the election, to the Board of Directors, of the individuals named as nominees herein, and "FOR" each of the other items to be considered at the Annual Meeting.

     If the enclosed Proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the shareholder signing it, either by delivering written notice of revocation to the Secretary of the Company, or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

     Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies, and if no such instructions are indicated thereon, will be voted in favor of the nominees named below for election as Directors and for the other proposals referred to below. In their discretion, the Proxies are authorized to consider and vote upon such matters incident to the conduct of the Annual Meeting and upon such other business matters or proposals as may properly come before the Meeting that the Board of Directors of the Company did not know, within a reasonable time prior to this solicitation, would be presented at the Meeting.


                              AMENDMENT OF BY-LAWS

     On June 4, 2001, the Board of Directors of the Company unanimously approved certain amendments to the Company's By-Laws, as follows:


     1. Article II, Section 4 of the By-Laws (Fixing of Record Date)was amended such that the second sentence of that Section has been amended to replace the term "50 days," which appears twice in that sentence, with the term "60 days"; and

     2. Article II, Section 5 of the By-Laws (Notice of Meetings) was amended such that the first sentence of the second paragraph of that Section has been amended to replace the term "50 days," which appears twice in that sentence, with the term "60 days".


     The purpose of these amendments was to conform the Company's By-Laws to the New York Business Corporation Law. Effective February 22, 1998, the New York Business Corporation Law provided that both the record date for a shareholders meeting and notice for a shareholders meeting must occur not fewer than ten, nor more than sixty, days prior to such shareholders meeting.

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

         I.  COMMON STOCK:
             ------------

     The following table sets forth certain information, as of July 16, 2001, regarding the beneficial ownership of the Company's Common Stock by: (i) each shareholder known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock; (ii) each Director of the Company; (iii) each executive officer of the Company who is not a Director; and (iv) all Directors and executive officers of the Company as a group. The percentages in the "Percent of Total Voting Power" column do not give effect to shares included in the "Beneficial Ownership" column as a result of the ownership of options or warrants; and the term "presently exercisable, outstanding options" includes options which were exercisable as of July 16, 2001 or within sixty (60) days thereafter. Unless otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares. The address of William F. Stasior is 3570 East Calle
Porta De Acero, Tucson, Arizona 85718. The address of Joel Gold is c/o Berry Shino Securities, 430 Park Avenue, Suite 610, New York, New York 10022. The address of Benito (Ben) Fernandez is 2830 Pitkin Avenue, Brooklyn, New York 11208. The address of Nicholas Shashati is c/o Sterling VisionCare, 9663 Tierra Grande Street, San Diego, California 92126. The address of all other persons listed below is 1500 Hempstead Turnpike, East Meadow, New York 11554.


                                                                                                        Percent of
                                                            Beneficial            Percent               Total Voting
Name                                                        Ownership             of Class                  Power
-------------------------------------------               --------------         ---------              ------------
Robert Hillman (b)                                             -0-   (1)              *                        *
William F. Stasior (a)                                      166,667  (2)              *                        *
Dr. Robert Cohen (a)                                      1,522,990  (3)            5.7%                     2.8%
Dr. Alan Cohen (a)                                        1,709,490  (4)            6.4%                     3.5%
Joel Gold (a)                                               121,500  (5)              *                        *
Ben Fernandez (a)                                         1,452,075  (6)            5.6%                     5.6%
Joseph Silver (c)                                           283,569  (7)            1.1%                       *
Dr. Nicholas Shashati (c)                                    20,000  (8)              *                        *
George D. Papadopoulos (c)                                  108,333  (9)              *                        *
Gregory T. Cook (d)                                         516,667 (10)            2.0%                       *
Sara V. Traberman (e)                                       125,000 (11)              *                        *
Jerry Darnell (e)                                            96,569 (12)              *                        *
All directors and executive officers as                   6,122,860 (13)           21.2%                    11.8%
a group (12 persons)

-------------------------------
*  less  than  1%
(a) Director
(b) Director  and executive  officer
(c) Executive  officer
(d) Former  director  and  executive officer
(e) Former executive officer

     (1) This number excludes the right to acquire an aggregate of 500,000 shares of Common Stock pursuant to outstanding options all of which are subject to certain vesting requirements.

     (2) This number represents the right to acquire 166,667 shares of Common Stock upon the exercise of presently exercisable, outstanding options, but excludes an additional 133,333 options which are subject to certain vesting requirements.

     (3) This number includes: (i) the right to acquire 650,000 shares of Common Stock upon the exercise of presently exercisable, outstanding options; and (ii) 150,000 presently exercisable options granted to Dr. Robert Cohen, as the designee of Meadows Management, LLC, a limited liability company owned by Drs. Robert and Alan Cohen ("Meadows").

     (4) This number includes: (i) the right to acquire 650,000 shares of Common Stock upon the exercise of presently exercisable, outstanding options; and (ii) 150,000 presently exercisable outstanding options granted to Dr. Alan Cohen, as the designee of Meadows.

     (5) This number represents 1,500 shares of Common Stock owned by Mr. Gold's children and the right to acquire 120,000 shares of Common Stock upon the exercise of presently exercisable, outstanding options, but excludes an additional 5,000 shares of Common Stock owned by Mr. Gold's wife, which Mr. Gold disclaims beneficial ownership of.

     (6) This number represents shares of Common Stock owned by Horizon Investors, Inc., a corporation wholly owned by Mr. Fernandez.

     (7) This number represents the right to acquire 283,569 shares of Common Stock upon the exercise of presently exercisable, outstanding options.

     (8) This number represents the right to acquire 20,000 shares of Common Stock upon the exercise of presently exercisable, outstanding options, but excludes an additional 141,667 options which are subject to certain vesting requirements.

     (9) This number represents the right to acquire 108,333 shares of Common Stock upon the exercise of presently exercisable, outstanding options, but excludes an additional 66,667 options which are subject to certain vesting requirements.

     (10) This number represents the right to acquire 516,667 shares of Common Stock upon the exercise of presently exercisable, outstanding options (including 250,000 options granted to Mr. Cook, on March 27, 2001, in connection with his resignation, on such date, as an executive officer and director of the Company), but excludes an additional 533,333 options which were cancelled as a result of such resignation.

     (11) This number represents the right to acquire 125,000 shares of Common Stock upon the exercise of presently exercisable, outstanding options issued to Ms. Traberman, on April 24, 2001, in connection with her resignation, on such date, and an executive officer of the Company, but excludes an additional 400,000 options which were cancelled as a result of such resignation.

     (12) This number represents the right to acquire 96,569 shares of Common Stock upon the exercise of presently exercisable outstanding options, but excludes an additional 100,000 options which were forfeited as a result of Mr. Darnell's resignation as an executive officer of the Company on March 27, 2001.

     (13) This number includes: (1) the right to acquire 3,036,805 shares of Common Stock upon the exercise of presently exercisable, outstanding options. In accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, the 3,036,805 shares of Common Stock for which the Company's Directors and executive officers, as a group, hold currently exercisable options, have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by such Directors and executive officers as a group.

     II SENIOR CONVERTIBLE PREFERRED STOCK:

     Set forth below is the name, address, stock ownership and voting power of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Senior Convertible Preferred
Stock:

                                                                                                 Percent of
                                                          Beneficial           Percent           Total
            Name                                          Ownership            of Class          Voting Power
--------------------------------------                    ----------           --------          ------------

Huberfeld/Bodner Family Foundation
 152 West 57th Street
 New York, NY 10019                                         1.77(1)             70.5%                 *

Rita Folger
 1257 East 24th Street
 Brooklyn, NY 11210                                          .74(2)             29.5%                 *

-----------------
(*)   Less than 1%

     (1) These shares are convertible into an aggregate of 235,833 shares of Common Stock and the holder thereof will be entitled to cast that number of votes at the Annual Meeting.

     (2) These shares are convertible into an aggregate of 98,333 shares of Common Stock and the holder thereof will be entitled to cast that number of votes at the Annual Meeting.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors consists of six Directors. The Directors of the Company are divided into two classes, designated as Class 1 and Class 2, respectively. Directors of each Class will be elected at the Annual Meeting of the Shareholders of the Company held in the year in which the term of such Class expires, and will serve thereafter for two years. All Directors serve until their respective successors are duly elected and qualified or until an earlier resignation, removal from office, retirement or death. Mr. Robert Hillman, Mr. William F. Stasior and Mr. Ben Fernandez presently serve as Class 1 Directors and are scheduled to hold office until the 2002 Annual Meeting of Shareholders. Drs. Robert and Alan Cohen and Mr. Joel Gold presently serve as Class 2 Directors and are scheduled to hold office until the 2001 Annual Meeting of Shareholders.

Item 1.        ELECTION OF DIRECTORS (PROPOSAL NO. 1)

     The Board of Directors has nominated Dr. Robert Cohen, Dr. Alan Cohen and Mr. Joel Gold to serve as Class 2 Directors until the 2003 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.

     The following  table lists the current Class 1 and Class 2 Directors of the
Company:

Class 1 - Term Expires in 2002

     Mr.  Robert  Hillman  (Current  Director)
     Mr.  William F. Stasior  (Current Director)
     Mr. Ben Fernandez (Current Director)

Class 2 - Term Expires in 2001

Dr. Robert Cohen (Current Director standing for election at the Annual Meeting) Dr. Alan Cohen (Current Director standing for election at the Annual Meeting) Mr. Joel Gold (Current Director standing for electio at the Annual Meeting)

     Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the following three nominees: Robert Cohen, Alan Cohen and Joel Gold. Each nominee for Director has consented to serve on the Board of Directors and will be elected by a plurality of the votes cast at the Annual Meeting. If any (or all) such persons should be unavailable or unable to serve, the persons named in the enclosed Proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select; however, at the present time, the Board of Directors knows of no reason why any nominee might be unable to serve. Shareholders may withhold authority to vote for any nominee by entering the name of such nominee in the space provided for such purpose on the enclosed Proxy Card.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED HEREIN.

             INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

     The Directors and executive officers of EVI are as follows:

Name                      Age           Position
--------------------      ---           -------------------------------------
Robert  Hillman            58           Chairman of the Board of Directors,
                                        President and Chief Executive Officer
William F. Stasior         60           Director
Alan Cohen, O.D.           50           Vice-Chairman of the Board of Directors
Robert Cohen, O.D.         56           Director
Joel Gold                  57           Director
Ben Fernandez              59           Director
Joseph Silver              55           Vice President- Legal Affairs and
                                        General Counsel
Dr. Nicholas Shashati      41           President - VisionCare of California
George D. Papadopoulos     29           Senior Vice President, Chief Financial
                                        Officer, Secretary and Treasurer

     Robert Hillman was appointed as Chairman of the Company's Board of Directors, President and Chief Executive Officer, effective July 2, 2001. From 1994 to June, 2001, Mr. Hillman was the Managing Director of America's Eyes, a subsidiary of Moulin International, a publicly traded, Hong Kong company operating a 23 store retail optical chain located in Shanghai, China, which position he resigned from in June, 2001, although he continues to be a principal shareholder of such entity. Mr. Hillman is a veteran of the optical industry, having been the founder, president and principal shareholder of: (i) Hillman/Kohan Eyeglasses, Inc., a 15 store retail optical chain which subsequently merged with and into Pearle Vision, thereafter growing, under his leadership and direction, into the first national eyewear chain, with over 200 stores; (ii) Eyelab, Inc., the creator of the first "mega super store" for the optical industry, thereafter growing into a 40 store chain; and (iii) Hillman/Kohan Eyes, Inc., a 10 store retail optical chain catering to the fashion segment of the optical industry, which subsequently was sold to Lenscrafters. Most recently, Mr. Hillman was the recipient of the 2001 Star Vision Award from PPG Industries and Jobson Publishing, the publishers of "Vision Monday" and "20/20", two of the leading trade magazines in the optical industry.


     William F. Stasior was appointed as Chairman of the Company's Board of Directors, effective April 10, 2000, and resigned as Chairman (but not as a Director) as of July 2, 2001. From 1991 to March, 1999, Mr. Stasior served as the Chairman and Chief Executive Officer of Booz-Allen & Hamilton, Inc., one of the world's largest management and technology consulting firms; and, since March, 1999, he continues to serve as such entity's Senior Chairman. Mr. Stasior currently serves on the Board of Advisors for both Northwestern University's

Kellogg Graduate School of Management and INSEAD, the leading business school in Europe, and serves on the Board of Directors of Opnet Technologies, Inc., a publicly held software company that specializes in enhancing network performance for the Internet and other applications, and Rare Medium Group, Inc., a publicly held e-commerce services company. Mr. Stasior also serves on the Board of Advisors of BigSoftE, an information and e-commerce portal servicing the business software market. He is also a member of the Board of Directors of the United Negro College Fund, and chairs several of its committees. He is active in technical professional associations, and has served on various panels of the National Research Council. Mr. Stasior holds Masters and Bachelors degrees from Northwestern University, in Engineering and Computer Sciences.

     Dr. Alan Cohen has served as a Director of the Company since inception. He also served as Chief Operating Officer of the Company from 1992 until October, 1995, when he became Vice Chairman of the Board of Directors, and as the Company's President, Chief Executive Officer and Chief Operating Officer from October, 1998 through April 17, 2000, when he became President of the Company's retail optical store division, which position Dr. Cohen resigned from on January 9, 2001. Dr. Cohen, together with his brother, Dr. Robert Cohen, is the owner of Meadows Management, LLC ("Meadows") which, until April 9, 2000, rendered consulting services to the Company. From 1974 to the present, Dr. Alan Cohen has been engaged in the retail and wholesale optical business. For more than 10 years, Dr. Cohen has also been a director, principal shareholder and officer of Cohen Fashion Optical, Inc. and its affiliates ("CFO"), which currently maintains its principal offices in East Meadow, New York; and, since January 9, 2001, as President of General Vision Services, LLC ("GVS"), which currently maintains its principal offices in New York City. Dr. Cohen and his brother, Dr. Robert Cohen, also are shareholders of CFO and members of GVS. CFO and GVS each engage in the operation (and, in the case of CFO, franchising) of retail optical stores similar to those operated and franchised by the Company. Dr. Cohen is also an officer and a director of several privately held management and real estate companies and other businesses. Dr. Cohen graduated from the Pennsylvania School of Optometry in 1972, where he received a Doctor of Optometry degree.

     Dr. Robert Cohen served as Chairman of the Board of Directors of the Company from inception through April 7, 2000, when he resigned as Chairman. He also served as Chief Executive Officer of the Company from inception until October, 1995. Dr. Cohen, together with his brother, Dr. Alan Cohen, is the owner of Meadows which, until April 9, 2000, rendered consulting services to the Company. From 1968 to the present, Dr. Robert Cohen has been engaged in the retail and wholesale optical business. For more than 10 years, Dr. Cohen has also served as President and a director of CFO; and, since January, 2001, as the Chief Executive Officer of GVS. Dr. Cohen and his brother, Dr. Alan Cohen, also are shareholders of CFO and members of GVS. Dr. Cohen is also an officer and a director of several privately held management and real estate companies and other businesses. He is a graduate of the Pennsylvania School of Optometry where, in 1968, he received his Doctor of Optometry degree.

     Joel L. Gold has served as a Director of the Company since December 1995. He is currently Executive Vice-President-Investment Banking of Berry Shino

Securities, Inc., an investment banking firm located in New York City. From January, 1999 until December, 1999, he was an executive vice-president of Solid Capital Markets, an investment banking firm also located in New York City. From September, 1997 to January, 1999, he served as a Senior Managing Director of Interbank Capital Group, LLC, an investment banking firm located in New York
City. From April, 1996 to September, 1997, Mr. Gold was an Executive Vice President of LT Lawrence & Co., and from March, 1995 to April, 1996, a Managing Director of Fechtor Detwiler & Co., Inc., a representative of the underwriters for the Company's initial public offering. Mr. Gold was a Managing Director of Furman Selz Incorporated from January 1992 until March 1995. From April 1990 until January 1992, Mr. Gold was a Managing Director of Bear Stearns and Co., Inc. ("Bear Stearns"). For approximately 20 years before he became affiliated with Bear Stearns, he held various positions with Drexel Burnham Lambert, Inc. He is currently a director of Concord Camera Corp., a publicly held manufacturer and distributor of cameras ("Concord"); and PMCC Financial Corp. ("PMCC"), a publicly held specialty, consumer finance company. He currently serves on the Compensation Committee of each of Concord and PMCC.

     Benito R. ("Ben") Fernandez was appointed as a Director of the Company as of June 12, 2001. Since 1986, Mr. Fernandez has been the President of Horizon Investors Corp., located in Albany, New York, an entity which owns, develops and manages real estate properties, and which also acts as agent for various companies in the health field, as well as the President of Horizon Hotels Corp., located in San Juan, Puerto Rico, which owns and manages hotel properties. In addition, since 1980, Mr. Fernandez has been the President of the Brooklyn Manor Group, located in Brooklyn, New York, an entity which owns and manages a health care facility and acts as a consultant to various health related facilities; and, since 1973, he has been the President of Typhoon Fence of L.I., Inc., the operator of a fence construction company located in Long Island, New York. Mr. Fernandez, who was a former member of the Federal Reserve Bank of New York Advisory Council of Small Business and Agriculture, graduated from the City University of the City of New York in 1966, when he received his B.A. in Accounting. In 1999, he received The South Bronx Board of Trades and The Somos Uno Foundation Award for outstanding professional leadership in economic development; in 1995, he received the Bedford Stuyvesant Y.M.C.A. Man of the Year Award; and, in 1990, he received the New York State Puerto Rican/Hispanic Legislator Task Force Conference Center Award for excellence in advancing business opportunities for Puerto Ricans and Latinos.

     Joseph Silver served as Executive Vice President-Legal Affairs, Secretary and General Counsel of the Company from March 1992 until March 1, 2001, when he resigned as an Executive Vice-President and Secretary of the Company, but remained as its Vice President-Legal Affairs and General Counsel. From May, 1985 to December, 1991, Mr. Silver served as General Counsel to The Trump Organization, located in New York, New York. Mr. Silver is a member of the New York State Bar, and received a Juris Doctorate degree from Brooklyn Law School in 1969. Mr. Silver, together with his wife, until November, 2000, were the principal shareholders of RJL Optical, Inc., the former franchisee of the Sterling Optical Center located in Great Neck, New York, which was then being managed by the Company, and the assets of which were then reacquired by the Company.

     Dr. Nicholas Shashati has been the Director of Professional Services of the Company since July, 1992 and, since March 1, 1998, President of the Company's wholly-owned subsidiary, VisionCare of California ("VCC"). Dr. Shashati earned a Doctor of Optometry degree from Pacific University of California in 1984, and received a Bachelor of Science degree from Pacific University and a Bachelor of Science degree in Biology from San Diego State University. Dr. Shashati is licensed as an optometrist in the States of New York, California, Arizona and Oregon. He is Chairperson for the Quality Assurance Committee of the Company, as well as a Practice Management Consultant.

     George D. Papadopoulos joined EVI in March, 2000 as the Vice President-Finance of its Internet Division and, on March 22, 2001, became EVI's and each of its wholly-owned subsidiaries' Senior Vice President, Chief Financial Officer, Secretary and Treasurer. From 1999 to March, 2000, Mr. Papadopoulos was the Controller for CareInsite, Inc. (n/k/a WebMD Corporation), a publicly held company engaged in providing e-commerce services and information to the health care industry, located in Ridgefield, New Jersey; from 1997 to 1999, he served as Controller and Secretary of Safety Components International, Inc., a publicly held company engaged in the manufacture of automotive components, located in Fort Lee, New Jersey; and, from 1996 to 1997, he served as Controller of International Post Limited (n/k/a Video Services Corporation), a publicly held company providing editing and post production services to various industries, located in New York, New York. Mr. Papadopoulos is licensed in New York State as a certified public accountant, and received his Bachelor in Business Administration from Pace University in 1993.

                       OPERATION OF THE BOARD OF DIRECTORS

     During the fiscal year ended  December 31, 2000,  the Board of Directors of the Company held six meetings in person, held one additional meeting telephonically, and acted by unanimous written consent seven times. Each Director (including Messrs. Gregory Cook and Suresh Mathews, who resigned as directors in March, 2001) attended at least 75% of the meetings held by the Board of Directors during the period in which such Director served, including the meetings held by the Committees on which such Director served.


Committees of the Board

     The standing committees of the Board of Directors include the Executive Committee, the Audit Committee, the Compensation Committee and the Independent Committee. The Company does not have a Nominating Committee.

     The Executive Committee, whose members are Robert Hillman, Joel Gold and Robert Cohen (and whose members, during the 2000 fiscal year, were William Stasior, Gregory Cook and Alan Cohen) is generally authorized to exercise the powers of the Board of Directors in connection with the management of the Company; provided, however, that the Executive Committee does not have the authority to submit to shareholders any action that needs shareholder approval under law, fill vacancies in the Board of Directors or in any Committee, fix the compensation of Directors for serving on the Board of Directors or on any Committee, amend or repeal the By-Laws of the Company or adopt new by-laws of the Company, or amend the Company's Certificate of Incorporation. The Executive Committee was established in December 1995, and, during the year ended December 31, 2000, met once in person, seven times telephonically and acted twelve times by unanimous written consent.

     The Audit Committee, whose members currently are William Stasior, Joel Gold and Ben Fernandez (and whose members, during the 2000 fiscal year, were Joel Gold, William Stasior and Suresh Mathews), recommends the selection of the Company's independent auditors, receives reports from such independent auditors on any material recommendations made to management, and reviews, with the auditors, any material questions or problems with respect to the accounting records, procedures or operations of the Company which have not been resolved to their satisfaction after having been brought to the attention of management. The Audit Committee was established in December, 1995 and met twice during the year ended December 31, 2000. A copy of such Audit Committee's Charter is attached to this Proxy Statement as Annex I.

     The Compensation Committee, whose members are Robert Hillman, Joel Gold and Alan Cohen (and whose members, during the 2000 fiscal year, were William Stasior,

Gregory Cook and Robert Cohen) administers the Company's 1995 Stock Incentive Plan and recommends to the Board of Directors the salaries and bonuses of the executive officers of the Company. The Compensation Committee was established in December, 1995 and, during the year ended December 31, 2000, met once telephonically and acted fifteen times by unanimous written consent.

     The Independent Committee, whose members are William Stasior, Ben Fernandez and Joel Gold (and whose members, during the 2000 fiscal year, were Joel Gold, William Stasior and Suresh Mathews), is generally authorized to review any transaction (or series of transactions) involving more than $10,000 in any single instance, or more than $50,000 in the aggregate (other than compensation matters which are determined by the Compensation Committee) between the Company and: (i) any of its Directors, officers, principal shareholders, and/or each of their respective affiliates; or (ii) any employee of, or consultant to, the Company who also renders services to CFO and/or GVS, retail optical companies owned by certain shareholders of the Company, whether or not for compensation. The Independent Committee was established in December, 1995 and, during the year ended December 31, 2000, acted three times by unanimous written consent.


                              DIRECTOR COMPENSATION

     Directors who are not employees or officers of the Company or associated with the Company receive $1,000 for each Board and Committee meeting attended in person, and $250 for each Board and Committee meeting attended telephonically. Further, all Directors are reimbursed for certain expenses in connection with their attendance at Board and Committee meetings.

     On February 17, 2000, the Independent and Compensation Committees of the Board of Directors authorized the grant, to each of Drs. Robert and Alan Cohen, options to purchase 300,000 shares of the Company's Common Stock, each of which options has a term of ten years, has an exercise price equal to the composite closing price, as quoted on the NASDAQ National Market System (the "Closing Price") on the date of grant ($8.25) and vested immediately; and on April 7, 2000, the Compensation Committee authorized the grant, to William Stasior, of options to purchase 200,000 shares of the Company's Common Stock at an exercise price equal to the Closing Price on the day immediately preceding the date of grant ($6.00), which options have a term of ten years and one-third (33 1/3%) of which vested (or will vest, as the case may be) on each of April 6, 2001, 2002 and 2003.

     In addition to the foregoing: (i) on April 26, 2001, the Board of Directors authorized the grant, to each of Drs. Robert and Alan Cohen and Mr. Joel Gold, additional options to each purchase 100,000 shares of the Company's Common Stock at an exercise price equal to the Closing Price on the date of grant, each of which options are immediately exercisable; (ii) on June 4, 2001, the Board of Directors authorized the grant, to Mr. William Stasior, of additional options to purchase 100,000 shares of the Company's Common Stock at an exercise price equal to the Closing Price on the date of grant, each of which are immediately exercisable; and (iii) effective as of July 2, 2001, the Board of Directors granted to Mr. Robert Hillman options to purchase 500,000 shares of the Company's Common Stock at an exercise price equal the Closing Price as of such date, each of which options are subject to certain vesting requirements (see "Employment Contracts" for a discussion of Mr. Hillman's Employment Agreement with the Company).

     Other than with respect to reimbursement of expenses, Directors who are employees or officers of the Company will not receive additional compensation for serving as a Director.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, Directors and greater than ten percent shareholders are required, by SEC regulation, to furnish the Company with copies of all Section 16(a) forms they may file.

     Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, during the year ended December 31, 2000, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than ten percent beneficial owners were complied with, except that Drs. Robert and Alan Cohen filed certain of their respective Forms 4 after their required deadlines.


                             EXECUTIVE COMPENSATION

Summary Compensation Table


     The following Summary Compensation Table sets forth the compensation of the Company's Chief Executive Officer for the three years ended December 31, 2000, and the other four most highly compensated executive officers of the Company in the year ended December 31, 2000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE




                                                                                  Long Term
                                                                                 Compensation
                                             Annual Compensation                  Securities
                                 Fiscal     ----------------------                Underlying        All Other
Name and Principal Position       Year       Salary         Bonus               Stock Options     Compensation
---------------------------      ------     --------        ------              -------------     ------------

Alan Cohen                       2000       $250,000         --                  300,000 (2)        $ 12,278  (3)
President-Retail                 1999       $250,000         --                    --               $ 12,594  (3)
Optical Store Division           1998       $ 45,192         --                  250,000 (2)        $ 16,447  (3)
and Vice Chairman of
the Board of Directors (1)

Jerry Darnell                    2000       $173,582       $69,500 (5)            50,000 (8)        $ 14,790 (9)
Senior Vice President-           1999       $199,500       $71,000 (5)            25,000 (7)        $ 16,378 (9)
Business Development(4)          1998       $197,965       $82,257 (5)            25,000 (6)        $ 20,399 (9)

Joseph Silver                    2000       $126,200       $15,000                50,000 (12)       $165,947 (13)(14)
Vice President- Legal            1999       $126,200       $15,000                25,000 (11)       $167,782 (13)(14)
Affairs and                      1998       $124,477       $15,000                25,000 (11)       $150,795 (13)(14)
General Counsel (10)

Gregory C. Cook                  2000       $167,692(16)      --                 800,000 (17)       $  2,000 (18)
President and Chief
Executive Officer (15)

Sara V. Traberman                2000       $143,269(20)   $25,000(21)           400,000 (22)       $  2,000 (23)
Chief Financial Officer (19)

---------------------------------------
     (1) Alan Cohen was appointed to the positions of President, Chief Executive Officer and Chief Operating Officer as of October 15 1998, resigned from each of such positions on April 17, 2000 and, on April 18, 2000, was appointed as the President of the Company's retail optical store division, which position he resigned from on January 9, 2001.

     (2) All of these options are fully vested and exercisable.

     (3) Represents automobile lease payments made on behalf of Dr. Cohen and the costs of insuring such automobile.

     (4) Mr. Darnell: (i) was appointed to the position of Chief Operating Officer- Franchise Division on September 18, 1999; (ii) resigned such position on April 17, 2000; and (iii) was appointed to the position of Senior Vice President-Business Development on April 18, 2000, which position he resigned from on March 27, 2001.

     (5) Represents commissions paid to Mr. Darnell.

     (6) All of these options vested on January 1, 2001 but were forfeited on July 3, 2001 as a result of Mr. Darnell's resignation from the Company on March 27, 2001.

     (7) Fifty (50%) percent of these options vested on December 22, 2000, but were forfeited on July 3, 2001 as a result of Mr. Darnell's resignation from the Company on March 27, 2001.

     (8) All of these options vested on February 25, 2001, but were forfeited on July 3, 2001 as a result of Mr. Darnell's resignation from the Company on March 27, 2001.

     (9) Represents car allowance payments made to Mr. Darnell, life insurance and disability insurance premiums paid by the Company, and reimbursement of medical insurance deductions.

     (10) Mr. Silver resigned as the Company's Executive Vice President and Secretary on March 1, 2001.

     (11) All of these options are fully vested.

     (12) All of these options vested on February 25, 2001.

     (13)  Includes  $138,800,  $138,800,  and  $123,039  in legal  fees paid by
Sterling  Vision  of  California,   Inc.   ("SVCI")  in  2000,  1999  and  1998,
respectively.

     (14) Includes car allowance payments made to and/or on behalf of Mr. Silver, life insurance and/or disability insurance premiums paid by the Company and reimbursement of medical insurance deductions.

     (15) Mr. Cook was appointed to the position of President and Chief Executive Officer of the Company's Internet Division, effective February 22, 2000 and, effective as of April 18, 2000, as EVI's and each of its wholly-owned subsidiaries' President and Chief Executive Officer, which positions he resigned from on March 27, 2001.

     (16) Represents salary for the period March 1 through December 31, 2000.

     (17) One-third (33 1/3%) of these options vested on March 1, 2001; and the balance of these options were cancelled as a result of Mr. Cook's resignation from the Company on March 27, 2001.

     (18) Represents legal fees paid to Mr. Cook's attorney.

     (19) Ms.  Traberman  was  appointed  to the  position  of  Chief  Financial
Officer- Internet Division, effective February 22, 2000, became the Chief Financial Officer of EVI and each of its wholly owned subsidiaries as of April 18, 2000, and resigned from the Company on April 24, 2001.

     (20) Represents salary for the period March 20, 2001 through December 31, 2000.

     (21) Represents signing bonus.

     (22) One-third (33 1/3%)of these options would have vested on each of March 1, 2001, 2002 and 2003, but were cancelled, on April 24, 2001, as a result of Ms. Traberman's resignation from the Company.

     (23) Represents legal fees paid to Ms. Traberman's attorney.


                       OPTION GRANTS IN LAST FISCAL YEAR

     During the fiscal year ended December 31, 2000, the Company's Compensation Committee granted the following options to Dr. Alan Cohen, the Company's then Chief Executive Officer, and each of the four other highest paid executive officers of the Company (the "Named Executive Officers"):

     (i) on February 17, 2000, the Company's Compensation Committee granted to Dr. Alan Cohen, the then president of the Company's retail optical division, additional options to purchase 300,000 shares of the Company's Common Stock, each of which options vested immediately, has a term of ten years and provides for an exercise price equal to the Closing Price on the date of grant;

     (ii) on February 25, 2000, the Company's Compensation Committee granted to Jerry Darnell, the Company's Senior Vice President-Business Development, additional options to purchase 50,000 shares of its Common Stock, each of which options did not vest until February 25, 2001, had a term of ten years, and provided for an exercise price equal to the Closing Price on the date of grant. All such options were subsequently forfeited as a result of Mr. Darnell's resignation from the Company on March 27, 2001;

     (iii) on February 25, 2000, the Company's Compensation Committee granted to Joseph Silver, the Company's then Secretary, Executive Vice President-Legal Affairs and General Counsel, additional options to purchase 50,000 shares of its Common Stock, each of which did not vest until February 25, 2001, has a term of ten years and provided for an exercise price equal to the Closing Price on the date of grant;

     (iv) on February 22, 2000, the Company's Compensation Committee granted to Gregory Cook, the then President of the Company's Internet division, options to purchase 800,000 shares of the Company's Common Stock, one-third (33-1/3%) of which options vested on March 1, 2001, have a term of ten years and provide for an exercise price equal to the Closing Price on the date of grant. The remaining two-thirds (66.67%) of such options were forfeited by Mr. Cook as a result of his resignation from the Company on March 27, 2001; and

     (v) on February 22, 2000, the Company's Compensation Committee granted to Sara Traberman, the then Chief Financial Officer of the Company's Internet division, options to purchase 400,000 shares of its Common Stock, one-third (33-1/3%) of which options vested (or would have vested, as the case may be) on each of March 1, 2001, 2002 and 2003, had a term of ten years and provided for an exercise price equal to the Closing Price on the date of grant. All such options were subsequently forfeited as a result of Ms. Traberman's resignation from the Company on April 24, 2001.

     The following table sets forth information concerning the options granted during 2000 to each of the Company's Named Executive Officers.




                                         % of Total                                            Potential Realizable Value
                       Number of         Options                                               of Assumed Annual Rates of
                       Shares            Granted to                                             Stock Price Appreciation
                       Underlying        Employees        Exercise                                  for Option Term
                       Options           in Fiscal        Price           Expiration       ---------------------------------
Name                   Granted           Year             Per Share          Date               5%                    10%
-------------------    ----------        ----------       ---------       ----------       ---------------------------------
Dr. Alan Cohen         300,000                13.1%       $8.25            2/17/10          $1,556,500           $ 3,944,500

Jerry Darnell(**)       50,000                 2.2%       $9.75            2/25/10(*)       $  306,600           $   776,950

Joseph Silver           50,000                 2.2%       $9.75            2/25/10(*)       $  306,600           $   776,950

Gregory Cook(**)       800,000                35.0%       $8.0625          2/22/10          $4,056,400           $10,279,650

Sara Traberman(***)    400,000                17.5%       $8.0625          2/22/10          $2,028,200           $ 5,139,800

-------------------------------
     (*) Subject to earlier termination: (i) upon the termination of the employees employment by the Company for cause; and (ii) ninety (90) days after the resignation or termination of the employee's employment by the Company for reasons other then cause.

     (**) Messrs. Cook and Darnell resigned from the Company on March 27, 2001.

     (***) Ms. Traberman resigned from the Company on April 24, 2001.



                AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES




                             Shares                          Number of Securities
                            Acquired                        Underlying Unexercised            Value of Unexercised In-the-
                               on            Value           Options at FY-End (#)            Money Options at FY-End ($)*
                            Exercise       Realized
Name                           (#)            ($)          Exercisable/Unexercisable           Exercisable/Unexercisable
--------------------       ----------      --------        -------------------------           -------------------------

Alan Cohen                      -              -                700,000/700,000                  $0.00/$0.00
Jerry Darnell (**)           97,000        $243,082             109,069/87,500                   $0.00/$0.00
Joseph Silver                10,000        $100,000             233,569/50,000                   $0.00/$0.00
Gregory Cook (**)               -              -                  -0-/800,000                    $0.00/$0.00
Sara   Traberman (***)          -              -                  -0-/400,000                    $0.00/$0.00

-------------------------------------
     (*) Based on the Nasdaq Stock Market composite closing price for the last business day of the fiscal year ($.4375). The stock options granted to the Named Executive Officers have exercise prices as follows: Dr. Alan Cohen: 150,000 shares at $8.9375, 250,000 shares at $3.00 and 300,000 shares at $8.25; Mr.
Jerry Darnell: 96,569 shares at $6.00, 25,000 shares at $3.0625, 25,000 shares at $4.50 and 50,000 shares at $9.75; Mr. Joseph Silver: 193,569 shares at $6.00, 25,000 shares at $3.0625, 15,000 shares at $2.00 and 50,000 shares at $9.75;
Gregory Cook: 800,000 shares at $8.0625; and Sara Traberman: 400,000 shares at $8.0625.

     (**) Messrs. Cook and Darnell resigned from the Company on March 27, 2001.

     (***)Ms. Traberman resigned from the Company on April 24, 2001.

Stock Price Performance Graph

     The following graph shows the annual cumulative total shareholder return for the fiscal year ended December 31, 2000 based on an assumed investment of $100 on December 31, 1995. The Company's Common Stock began trading on the Nasdaq Stock Market on December 20, 1995 at a price of $7.50 per share. The graph compares the Company's performance with that of the S&P 500 Index and a peer group consisting of Cole National Corp., Sight Resources Corp., and Laser Vision Centers, Inc.


                COMPARISON OF FIVE YEARS CUMULATIVE TOTAL RETURN

     Among Emerging Vision, Inc., S&P 500, and the Company selected Peer Group


                                [GRAPHIC OMITTED]


              12/95      12/96     12/97     12/98     12/99     12/00
             ------     ------    ------    ------    ------    ------
EVI          100.00     120.00     82.73     64.55     98.18      6.37
S&P 500      100.00     122.96    163.98    210.84    255.22    231.98
Peer Group   100.00      38.24     50.79    143.78     67.17     21.80


         PAST RESULTS ARE NOT AN INDICATOR OF FUTURE INVESTMENT RETURNS

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company has furnished the following report on executive compensation:

Philosophy

     The compensation philosophy of the Company is to develop and implement policies that will encourage and reward outstanding performance, seek to increase the profitability of the Company, and maximize the Company's return on equity so as to increase shareholder value. Maintaining competitive compensation levels in order to attract and retain executives who bring valuable experience and skills to the Company is also an important consideration. The Company's executive compensation programs are designed to attract and retain talented individuals and motivate them to achieve the Company's business objectives and performance targets, including increasing long-term shareholder value.

     The Compensation Committee of the Board of Directors is comprised of the following three Directors: Mr. Robert Hillman, Dr. Alan Cohen and Mr. Joel Gold. Working with the Company, the Compensation Committee develops and implements compensation plans for the Company's executive officers.

Compensation Structure

     The Compensation Committee believes that it is in the best interests of the Company and its shareholders that its executive officers be compensated in a manner that provides such officers with a strong incentive to advance both the short-term and long-term interests of the Company.

     The annual cash compensation of most of the executive  officers,  excluding
Mr. Michael C. McGeeney, the Company's past President and Chief Executive Officer until June 30, 2001 (who is employed and compensated by Goldin Associates, LLC, a firm retained by the Company to provide interim management services), consists primarily of an annual salary and stock options. The Compensation Committee also has discretion to award bonuses to each of the executive officers. With respect to Jerry Darnell, the executive officer who, until April 17, 2000, was the Chief Operating Officer of the Company's franchise division and who, until March 27, 2001, was the Company's Senior Vice President-Business Development, the Compensation Committee believed that it was important to compensate such individual with a measure that was directly related to the performance of such individuals's areas of responsibility. Accordingly, Mr. Darnell, in addition to his annual base salary, was entitled to a commission with respect to the franchise activities consummated by the Company during the year. The bases of such commissions are not disclosed herein because the Board of Directors has determined that it is confidential business information, the disclosure of which might have an adverse effect on the Company.

     Non-cash compensation of executive officers consists of options granted under the Company's 1995 Stock Incentive Plan. The stock options produce value for executives only if the Company's stock price increases over the option exercise prices. Although there are no particular targets with respect to the number of options granted to an executive officer, in general, the higher the level of an executive's responsibility, the larger this stock-based component of such person's compensation will be. In addition, in determining the size of option awards for a particular executive officer, the Compensation Committee considers the amount of stock options awarded to other executive officers in a like position.

     The compensation of each executive officer (other than the Chief Executive Officer) is based on an annual review of such officer's performance by the Chief Executive Officer and his recommendations to the Compensation Committee; and the compensation of the Chief Executive Officer is determined by the Compensation Committee. In establishing and administering the variable elements in the compensation of the Company's executive officers, the Compensation Committee tries to recognize individual contributions, as well as overall business results. Compensation levels are also determined based upon the executive's responsibilities, the efficiency and effectiveness with which he/she marshals resources and oversees the matters under his/her supervision, and the degree to which he/she has contributed to the accomplishment of major tasks that advance the Company's goals.

Executive Officer Compensation for 2000

     During the fiscal year ended December 31, 2000, each of Mr. Gregory T. Cook, the President and Chief Executive Officer of the Company from and after April 18, 2000, Ms. Sara V. Traberman, the Company's Chief Financial Officer from and after April 18, 2000, Mr. James C. Ewer, the Senior Vice President of the Company's Internet division from and after February 22, 2000, and Joseph Silver, the Company's Vice President-Legal Affairs and General Counsel, were employed by the Company pursuant to employment agreements entered into with each such individual; however, as noted below, the term of Mr. Silver's agreement expired on February 28, 2001 and, as of the date hereof, has not been renewed, although he continues to serve as the Company's General Counsel and Vice President-Legal Affairs. In addition, Messrs. Cook and Ewer resigned from the Company on March 27, 2001, and Ms. Traberman resigned from the Company on April 24, 2001. The base salary to which each executive officer was entitled for 2000 was based upon the Company's goal of attracting and retaining qualified executives and a comparison of executive base salaries paid to executives of other companies in the retail optical and related industries.

     During the fiscal year ended December 31, 2000, the following employee stock options were granted by the Compensation Committee to the Company's Named Executive Officers: Alan Cohen - 300,000; Jerry Darnell - 50,000; Joseph Silver
- 50,000; Gregory C. Cook - 800,000; and Sara V. Traberman - 400,000. (See Option Grants In Last Fiscal Year).

     Although the Compensation Committee believes that the compensation paid to its executive officers is comparable to compensation paid by similar companies, it has not made any independent investigation.

     The Compensation Committee feels that actions taken regarding executive compensation are appropriate in view of each individual's, as well as the Company's, overall performance.

Chief Executive Officer Compensation for 2000

     Dr. Alan Cohen served as the Company's President, Chief Executive Officer and Chief Operating Officer from October 15, 1998 through April 17, 2000, when he became President of the Company's retail optical store division, which position he subsequently resigned from on January 9, 2001. The terms of Dr. Cohen's employment by the Company provided for: (i) a base salary of $250,000 per year; (ii) 300,000 employee stock options granted to Dr. Cohen on February 17, 2000; (iii) reimbursement of Dr. Cohen's medical insurance deductions; and
(iv) the use of an automobile.

     On March 29, 2000, the Compensation Committee, with Dr. Alan Cohen abstaining, authorized an amendment to his Non-Qualified Stock Option Agreement (pursuant to which 250,000 additional options were previously granted to Dr. Cohen) to change the vesting date of the 83,333 options granted thereunder (which then were unvested), from October 15, 2000 to the first to occur of: (i) October 15, 2000; (ii) the date that Dr. Cohen shall have resigned as the Company's President and Chief Executive Officer; and (iii) the date of the occurrence of other specific events. Accordingly, as of April 17, 2000, the date of Dr. Cohen's resignation as the Company's President and Chief Executive Officer, all of such remaining options vested.

     In addition to the foregoing, on April 7, 2000, the Compensation Committee (with Dr. Alan Cohen abstaining) approved of the Company's continuing payment, to Dr. Cohen, of the salary then being paid to him (as well as continuing to afford him the same benefits then being afforded to him), all in consideration of his agreeing to serve as the President of the Company's retail optical store division, which position he resigned from on January 9, 2001.

     The Committee believes that Dr. Cohen's 2000 salary was reasonable in light of his leadership. The Committee believes that Dr. Cohen's 2000 compensation level reflected the Committee's confidence in him and the Company's desire to retain Dr. Cohen's talents, as the President, Chief Executive Officer and Chief Operating Officer of the Company.

Dated: July 5, 2001                                  Respectfully submitted:

                                                     THE COMPENSATION COMMITTEE
                                                     By:      Robert Hillman
                                                              Alan Cohen
                                                              Joel Gold


Compensation Committee Interlocks and Insider Participation

     Dr. Robert Cohen, Dr. Alan Cohen and Mr. Joel Gold served on the Compensation Committee since its formation in December, 1995, until May 2, 2000, when Dr. Alan Cohen and Mr. Joel Gold were replaced by William Stasior and Gregory Cook; and, effective as of July 2, 2001, such Compensation Committee was reconstituted, with Mr. Robert Hillman, Dr. Alan Cohen and Mr. Joel Gold being appointed as the members thereof. Mr. Gold was a Managing Director of Fechtor, Detwiler & Co., Inc. ("Fechtor"), which acted as one of the Underwriters in connection with the Company's initial public offering which was consummated in December, 1995. In addition, in connection with the Company's initial public offering, the Company granted to the Underwriters warrants to purchase 220,000 shares of Common Stock at an exercise price of $9.00 per share, which warrants are exercisable at any time until December 26, 2000. In March, 1996, Fechtor transferred 15,000 of such warrants to Mr. Gold, a portion of which were exercised by him in February, 2000.

     Dr. Alan Cohen, who was a member of the Compensation Committee until May 2, 2000, was an executive officer of the Company during 2000 and has certain relationships with the Company, all as described below in "Certain Transactions and Other Matters". Dr. Robert Cohen, who was also a member of the Compensation Committee during 2000, was an executive officer of the Company until April 7, 2000 and has certain relationships with the Company, all as described below in "Certain Transactions and Other Matters".


             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities to the Company's shareholders relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. The primary responsibility for the Company's financial reporting lies with senior management. The Company's independent accountants, Arthur Andersen LLP, are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles for the United States.

     Each of the Audit Committee members is independent as defined by the rules of The Nasdaq Stock Market, Inc. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent accountants. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached as Annex I to this Proxy Statement.

     In this context, the Audit Committee has reviewed and discussed with management the Company's audited financial statements. The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees."

     The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by the Independent
Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with the independent accountants the independent accountants' independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in EVI's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.


                                                   Respectfully submitted:

                                                   THE AUDIT COMMITTEE
                                                   By: William Stasior
                                                       Ben Fernandez
                                                       Joel Gold
Dated: July 5,2001





                              EMPLOYMENT CONTRACTS


On February 22, 2000, the Company and each of Gregory T. Cook, Sara V. Traberman and James C. Ewer entered into employment agreements, each having a term of three years.

     Pursuant to Mr. Cook's agreement, he was appointed to the position of President and CEO of the Company's Internet division at an initial annual base salary of $200,000, increasing by at least five percent for each year of the term thereafter. In addition, the agreement: (i) provided for the grant, to Mr. Cook, of options to purchase 800,000 shares of the Company's Common Stock, each at an exercise price equal to the Closing Price on the day immediately preceding the date of his commencement of employment ($8.0625), and one-third of which were to vest as of the expiration of each year of the term thereof; and (ii) permitted Mr. Cook to terminate such employment agreement upon the occurrence of certain specified events, whereupon the Company would be required to: (x) immediately vest all of the options previously granted to Mr. Cook; and (y) pay to Mr. Cook severance in an amount equal to (A) all compensation which would have otherwise become payable to him through the original expiration date of the term of the agreement (February 22, 2003), plus (B) the sum of $2 million (the "Base Amount"), which Base Amount was to be reduced (under certain conditions) by the excess, if any, of the then fair market value of the options granted to Mr. Cook, over the exercise price thereof.

     Pursuant to the Company's agreement with Ms. Traberman (which was similar in form to Mr. Cook's), she was appointed as the Senior Vice President-Finance and Chief Financial Officer of such Internet division at an initial annual base salary of $150,000, together with options to purchase 400,000 shares of the Company's Common Stock, each of which had the same exercise price and vesting schedule as Mr. Cook's. In addition, such agreement afforded her the ability to terminate the same upon the occurrence of certain specified events; provided, however, that for purposes of computing Ms. Traberman's severance pay, the Base Amount would be $1 million.

     Pursuant to the Company's agreement with Mr. Ewer (which is similar in form to Mr. Cook's), he was appointed as the Senior Vice President-Operations of such Internet division at an initial annual base salary of $140,000, together with options to purchase 200,000 shares of the Company's Common Stock, each of which had the same exercise price and vesting schedule as Mr. Cook's. In addition, such agreement afforded him the ability to terminate the same upon the occurrence of certain specified events; provided, however, that for purposes of computing Mr. Ewer's severance pay, the Base Amount would be $500,000.

     On March 27, 2001, Messrs. Cook and Ewer tendered their resignations as officers (and, in the case of Mr. Cook, as a director) of the Company and, in connection therewith, the Company obtained unconditional releases, from each such individual, of its obligations under each of their respective Employment Agreements, all in exchange for lump sum severance payments to Messrs. Cook and Ewer of $277,000 and $205,000, respectively, and the issuance, to each such individual, of 250,000 additional employee stock options, exercisable for 5 years at $.25 per share. In addition, on April 24, 2001, Ms. Traberman resigned from the Company and, in connection therewith, forfeited all options previously granted to her and agreed to accept the sum of $750,000 plus 125,000 new employee stock options having a term of 5 years and exercisable at the Closing Price on such date, all in exchange for her unconditional general release of the Company.

     On February 29, 2000, the Company and Joseph Silver entered into a one-year employment agreement pursuant to which Mr. Silver continued in his employment as the Company's Executive Vice President-Legal Affairs, Secretary and General Counsel. Pursuant to said agreement, Mr. Silver was paid an annual base salary equal to the salary then being paid to him ($126,200, increasing by 5% during any renewal term thereof), together with an annual bonus of $15,000. In addition, under the agreement, Mr. Silver was: (i) to be provided with the use of an automobile; (ii) received a monthly car allowance; and (iii) entitled to life and disability insurance in specified limits. Furthermore, the agreement entitled the Company, subject to its compliance with certain conditions precedent, to terminate the same, at any time, without cause, on ninety days' prior notice to Mr. Silver and: (i) the payment, to Mr. Silver, of severance pay equal to six (6) months' base salary and six (6) months of the legal fees (as discussed below) otherwise payable to Mr. Silver; and (ii) the immediate vesting of the options granted to Mr. Silver in 2000.

     Pursuant to Mr. Silver's employment agreement, he was additionally entitled to a monthly legal fee payable by Sterling Vision of California, Inc. ("SVCI"), a wholly-owned subsidiary of the Company, pursuant to a separate legal fee retainer agreement that was executed simultaneously with his employment agreement and had a term coexistent therewith (the "Legal Fee Retainer Agreement"). Pursuant to the Legal Fee Retainer Agreement, SVCI annually paid to Mr. Silver legal fees of $138,800 (which is equal to the legal fees then being paid to him by SVCI).

     On March 1, 2001, the Company advised Mr. Silver that it did not intend to renew the term of each such agreement, although Mr. Silver: (i) continues to serve as the Company's General Counsel and Vice President-Legal Affairs; and
(ii) was entitled to certain additional compensation, in the aggregate amount of $132,500, as a result of the Company's election not to renew such agreements, substantially all of which has already been paid to him.

     On June 6, 2001, the Company and Mr. Robert Hillman entered into a three year employment agreement, effective as of July 2, 2001 (the "Effective Date"), pursuant to which Mr. Hillman was appointed as the Company's (and each of its subsidiaries') President and Chief Executive Officer at an annual base salary of $250,000. In addition, the agreement provides for the grant, to Mr. Hillman, of:
(i) base stock options (the "Base Options") to purchase up to 250,000 shares of the Company's Common Stock, each at an exercise price equal to the Closing Price on the Effective Date, one-third of which will vest as of the expiration of each year of the term of employment; and (ii) incentive stock options (the "Incentive Options") to purchase up to an additional 250,000 shares of the Company's Common Stock, each at an exercise price equal to the Closing Price on the Effective Date, the vesting of which is subject to the Company achieving certain performance standards during each of the three fiscal years (each a "Fiscal Year") ending June 30, 2002, 2003 and 2004. Furthermore, the agreement: (i) provides for the payment, to Mr. Hillman, of an annual bonus equal to ten (10%) percent of the amount by which the Company's net, pre-tax income (before depreciation) shall first exceed $2 million in any Fiscal Year (the "Base Target"), which Base Target increases each Fiscal Year thereafter by the net, pre-tax income generated by the Company in the Fiscal Year in which such bonus became payable; (ii) provides for the payment, to Mr. Hillman, of moving expenses of $20,000; and (iii) requires the Company to afford him with the use of a furnished apartment and automobile.


                     CERTAIN TRANSACTIONS AND OTHER MATTERS

Cohen Fashion Optical

     Drs. Robert and Alan Cohen are officers and directors of CFO, including its affiliate, Real Optical, LLC. ("REAL"). CFO, which has been in existence since 1978, owns a chain of company-operated and franchised retail optical stores doing business under the name "Cohen's Fashion Optical." As of March 31, 2001, CFO had 75 franchised stores and 13 company-owned stores (including one store operated by an affiliate of CFO under the name "Cohen's Optical"). In addition, CFO also licenses to retail optical stores the right to operate under the name "Cohen's Kids Optical" or "Ultimate Spectacle." As of April 15, 2000, there were two Ultimate Spectacle stores located in the State of New York; and REAL, as of such date, operated three stores (under the name "Cohen's Fashion Optical"), all of which were located in New York State. CFO and REAL stores are similar to the Company's retail optical stores. CFO has been offering franchises since 1979 and currently has retail optical stores in the States of Connecticut, Florida, New Hampshire, Massachusetts, New Jersey and New York. In the future, Cohen's
Fashion Optical, Cohen's Kids Optical or Ultimate Spectacle stores may be located in additional states. As of April 15, 2001, approximately 25 CFO stores were located in the same shopping center or mall as, or in close proximity to, the Company's retail optical stores. It is possible that one or more additional Cohen's Fashion Optical stores, Cohen's Kids Optical stores or Ultimate Spectacle stores may, in the future, be located near one or more of the Company's retail optical stores, thereby competing directly with such Company stores. In addition, the Company's stores and certain of CFO's stores jointly participate, as providers, under certain third party benefit plans obtained by the Company, CFO and/or GVS, which arrangement is anticipated to continue in the future.

     On May 15, 1998, CFO subleased to the Company its retail optical store located in Albany, New York (the "Albany Store"), including its furniture, fixtures and equipment; and in May 1999, the Company sold to CFO the assets of one of its stores located in New York City (including the lease therefor) for the assets of the Albany Store (including the lease therefor) and such sublease was terminated.

     In March, 2000, the Company purchased the assets of the CFO store located at Irondequoit Mall, Rochester, New York and, in connection therewith, CFO terminated its lease for such store and the Company entered into a new lease for such premises.

 1-800 Any Lens

     On November 30, 2000, the Company sold and transferred to Anylens Acquisition, LLC, a Delaware limited liability company beneficially owned, in part, by the children of each of Drs. Robert and Alan Cohen, all of the assets (including certain federally registered trademarks) then comprising the proposed mail order, contact lens business previously being developed (and subsequently abandoned) by the Company, together with all of EVI's equity interests in two of its wholly owned subsidiaries, 1-800-Anylens, Inc. and 1-800 Any Lens of Boca Raton, Inc., which was then the lessee of certain real property and equipment previously intended to be utilized by the Company in connection with the operation of such business.

General Vision Services

     In January, 2001, GVS, a Delaware limited liability company located in New York City and beneficially owned, in principal part, by Drs. Robert and Alan Cohen and certain members of their respective, immediate families (collectively, the "Cohen Family") acquired substantially all of the assets of General Vision Services, Inc. As of April 15, 2001, GVS operated approximately 15 retail optical stores located in the New York metropolitan area, which stores are similar to the retail optical stores operated and franchised by the Company. In addition, GVS solicits and administers third party benefit programs, similar to those being administered by the Company, through its network of company owned and independent retail optical stores. It is possible that a GVS store, or another retail optical store which provides services under third party benefit plans administered by GVS, may now, or in the future, be located near one or more of the Company's retail optical stores and may be competing directly with such store.

     Furthermore, the Company, CFO and/or GVS jointl participate in certain third party benefit plans, and certain of the Company's retail optical stores, CFO's stores and GVS' stores participate as providers under third party benefit plans obtained by either the Company, CFO or GVS, and, in all likelihood, will continue to do so in the future.

     In June, 2001 the Company subleased to GVS its retail optical store (and the furniture, fixtures and equipment located therein), located in Nyack, New York at a rent per month equal to the rent and additional rent payable under the

Master Lease for such store, less a monthly rental credit, until May 31, 2003, of $2,500. Pursuant to the terms of such sublease, the Company will be required to transfer and convey to GVS all of such store's furniture, fixtures and equipment from and after June 15, 2003, provided GVS is not then in default in performing its obligations under such sublease.

Additional Agreements and Transactions Between the Company and the Cohen Family

     On April 9, 1997, the Independent Committee recommended, and the Board of Directors (with Drs. Robert and Alan Cohen abstaining) approved, of the Company entering into a consulting agreement with Meadows, a limited liability company owned by Drs. Robert and Alan Cohen. Said agreement provided for cash compensation, for the period from inception through December 31, 1997, computed at the rate of three hundred thousand ($300,000) dollars per annum, and for the granting, to each of Drs. Robert and Alan Cohen, as the designees of Meadows, of options, each having a term of five years, to each purchase 150,000 shares of the Company's Common Stock at an exercise price equal to the closing price of the Company's Common Stock as of the date of such approval ($8.9375). The granting of said options was approved by the Company's shareholders at the 1997 Annual Meeting of Shareholders, were issued under the Company's 1995 Stock Incentive Plan and vested as follows: one-half (50%) immediately (April 9, 1997); and an additional one-sixth (16.67%) on each of April 9, 1998, 1999 and 2000.

     During the fiscal year ended December 31, 2000, certain of CFO's employees were also employed by the Company in connection with its real estate and construction supervisory operations. In addition, during the fiscal year ended December 31, 2000, CFO purchased products fabricated from the Company's poster reproduction system. The Company believes that the terms of these transactions were as favorable to the Company as could have been obtained from an unrelated party.

     An entity owned by Drs. Robert, Alan and Edward Cohen is the lessee of an office building located in East Meadow, New York. In April, 1996, the Company relocated all of its corporate offices to this building and initially subleased approximately 22,000 square feet (approximately 60% of the building), on a "net lease" basis, for a term of ten years at an aggregate base rental (in addition to a pro rata share of the building's real estate taxes and costs of operation) of $221,796 for the first three years, which amount increases gradually over the remainder of the term of the sublease. In February, 1998 the parties voluntarily agreed to reduce the rent payable under the sublease based upon a remeasurement of certain of the space covered thereby; and in November, 1999, the Company and such entity voluntarily agreed to reduce such space by approximately 8,500 square feet, and, in connection therewith, agreed on a pro-rata reduction of such occupancy costs. A portion of the balance of the space not utilized by the Company is subleased to CFO by the entity which is the lessee of the entire building. The Company believes that the Company's rent with respect to such space is equal to the fair market rental value of such space. Such transaction was approved by the Independent Committee on February 23, 1996.

     In November, 1998, Broadway Partners ("Broadway"), a New York partnership owned by certain of Dr. Robert and Alan Cohen's children, accepted an offer to purchase, from the holder thereof, the Company's Non-Negotiable Subordinated

Convertible Debenture issued in connection with its acquisition of substantially all of the retail optical assets of Benson Optical Co., Inc. and its affiliates; and, in March, 2000, the Company purchased, from Broadway, such Debenture for the sum of $550,000 based upon an independent, third party appraisal of the then value thereof.

     On October 14, 1998, the Board of Directors authorized the Company to borrow up to $2 million from Broadway. The loans were payable, on demand, together with interest, calculated at the rate of twelve (12%) percent per annum, and were secured by a first lien upon, and security interest in, the Company's assets situated in an ambulatory surgery center located in Garden City, New York. During the 2000 fiscal year, the Company repaid to Broadway the entire, remaining principal balance of said loan, as well as all accrued and unpaid interest thereon.

Insight Laser Centers, Inc. and Matters Relating to Robert and Kim Greenberg

     Robert and Kim Greenberg were married to one another until November, 2000, when Mr. Greenberg passed away. Ms. Greenberg, who thereupon acquired her husband's equity interests in the Company's 66.5% owned subsidiary, Insight Laser Centers, Inc. ("Insight"), and the Company are parties to a Shareholders' Agreement, dated as of July 1, 1999, pertaining to certain matters related to the ownership and operation of Insight. The Agreement was entered into in connection with Insight's acquisition of substantially all of the assets of a related consulting business then owned by Mr. Greenberg, as discussed below.

     As of July 1, 1999, Robert Greenberg ("Robert") and Kim Greenberg ("Kim"), as the sole owners of RBG Consulting, Ltd. ("RBG"), a New York corporation, caused RBG to contribute to the capital of Insight certain favorable agreements previously entered into between RBG and Summit Technologies, Inc., as well as cash, in the amount of $150,000 (less certain agreed upon expenses previously incurred by RBG and/or Robert in connection therewith), subject to RBG's obligations under a Promissory Note, in the principal amount of $150,000, and an Equipment Lease for a Summit Apex Laser System (which was installed in Insight's Soho, New York Center, which Center ceased operations in February, 2001).

     In exchange, each of Robert and Kim received 16.67% of the total issued and outstanding equity interests in Insight.

     As of July 1, 1999, Kim entered into an employment agreement with Insight having a term of five (5) years, which agreement reflected an increase in her base salary, from $70,000 per year to $100,000 per year. In addition, the Company initially granted Kim 70,000 fully vested employee stock options, of which 15,000 options are presently outstanding, each with an exercise price of $5.00 per share.

     Under the Shareholders' Agreement, the Company and the Greenbergs agreed to establish a Board of Directors consisting of seven members (two of whom are always agreed to be Drs. Robert and Alan Cohen), to be elected by the holders of a majority of the outstanding shares of Insight's Class A Common Stock. The Agreement further provides that for so long as the Greenbergs are employed by

Insight under their respective employment agreements and are in good standing thereunder, the Board also shall include the Greenbergs. In addition, the other individuals initially elected to the Board (following the Insight transaction with the Greenbergs) were Joseph Silver (who resigned from the Board as of February 28, 2001), Edward Celano (a former director of the Company who resigned from the Board in April, 2000) and Sean Deson (who also resigned from the Board as of February 28, 2001); and the parties also have agreed that the following persons would be appointed as officers of Insight for so long as the Shareholders' Agreement is in effect and those appointed to such offices are then in compliance with their obligations under the Shareholders' Agreement (and, in the case of each of Robert and Kim Greenberg), are in compliance under their respective employment agreements):

     President/CEO               Robert  Greenberg
     Executive  Vice  President  Kim  Greenberg
     Secretary/General Counsel   Joseph Silver

     As a result of Mr. Greenberg's death in November, 2000, Mr. Michael C. McGeeney, in January 2001, was appointed as Insight's President and CEO; and effective July 2, 2001, Mr. Robert Hillman was appointed to such position.

     The Shareholders' Agreement further provides that, commencing April 10, 2000, the Company would have an option to purchase the shares of Class A Common Stock owned by the Greenbergs at a price and on terms specified, by the Company, at the time the option is exercised, subject to certain terms specified in the Shareholders' Agreement. Kim Greenberg has the right to make a counteroffer to purchase Insight's Class A Common Stock owned by the Company, on the same terms and conditions originally set by the Company. Any sale so consummated is subject to upward adjustment in the event Insight consummates a public offering within nine months after such sale, to give the seller the benefit of any increase in stock value.

     Under the Shareholders' Agreement, in the event of a termination of employment of Kim, for cause, the Company has the right to purchase the shares of Class A Common Stock owned by her at a price to be computed in accordance with the terms of the Shareholders' Agreement. In the event of such a termination, the terminated executive, under her employment agreement, also has agreed not to compete with Insight for a period of one year following such termination.

     The Shareholders' Agreement terminates: (i) upon the written consent of the parties; (ii) upon the dissolution, liquidation or sale of substantially all of the assets of Insight; (iii) in the event EVI, on the one hand, or Kim, on the other hand, no longer own shares of Insight; or (iv) upon Insights' consummation of an initial public offering or one or more private placements generating gross proceeds to Insight of not less than $10 million.

     On March 23, 2000, the Company loaned to Insight the principal amount of $150,000, payable with interest, to be computed at the rate of 10% per annum. Such indebtedness, together with the interest thereon, was to become due on September 23, 2000, subject to prepayment in the event Insight raised gross proceeds in excess of $850,000 in connection with a proposed private placement of its Class A Common Stock.

     On June 20, 2000, Robert Greenberg repaid, to the Company, $50,000 of such loan, all as required by the terms of such Shareholders' Agreement, Insight thereupon assuming the obligation to repay such amount to Mr. Greenberg, together with 10% interest thereon, on December 20, 2000.

     In addition to the foregoing, on August 11, 2000, the Company and Robert Greenberg each loaned to Insight the additional sums of $100,000 and $50,000, respectively, to be repaid by Insight, together with 10% interest thereon, on February 11, 2001.

     As of the date hereof, each of the aforesaid loans continue to be outstanding.

Transactions with Rare Medium Group, Inc.

     Mr. William Stasior, a Director of the Company, is also a director of Rare Medium Group, Inc. On July 5, 2001, the Company and each of Rare Medium Group, Inc. and Rare Medium, Inc. (collectively, "Rare") entered into a Settlement Agreement and Mutual Release pursuant to which the Company's dispute with Rare regarding their respective obligations under the Company's various agreements with Rare (pertaining to the development and implementation of the Company's previously abandoned, e-commerce business and strategies) was settled and each of the parties was released from substantially all of its respective obligations thereunder (including, but not limited to, the $3.00 price protection guaranty afforded Rare with respect to the one million shares of the Company's Common Stock previously issued to Rare under such agreements (the "Existing Shares"), all in exchange for: (i) the Company's payment to Rare of the sum of $375,000:
(ii) the Company's issuance to Rare of an additional one million shares of its Common Stock, which the Company will be required to seek to register for resale under the Securities Act of 1933, as amended (the "Act"); and (iii) the Company's agreement not to impede Rare's sale of the Existing Shares, all of which were previously registered under the Act.

Franchise Interest by Certain Member of Management and his Family

     Joseph Silver and his wife were the shareholders of RJL Optical, Inc. ("RJL"), which, in April, 1974, was granted a franchisee for the Sterling Optical Center located in Great Neck, New York. In November, 1995, RJL entered into a management agreement whereby the Company operated such store on behalf of RJL in exchange for the payment to it of a fee, equal to 5% of the gross revenues of the store, subject to such store generating sufficient cash flow proceeds to pay such amount. In addition, RJL, on November 30, 2000, pursuant to its agreement with the Company, reconveyed to the Company the assets of such Sterling Optical Center for no additional consideration.

Transactions with Dura-Lab, Inc.

     In March, 1997, the Company commenced purchasing a portion of its ophthalmic lenses from Dura-Lab, Inc., a company owned, in part, by certain of each of Drs. Robert and Alan Cohen's children, at prices which the Company believes to be not more than those charged by other distributors of similar type lenses. During the 2000 fiscal year, approximately $601,000 was paid to Dura-Lab, Inc., by the Company, for such lenses.

Tax Indemnities

     In connection with the Company's initial public offering, the Company agreed to indemnify the shareholders of the Company immediately prior to the Company's initial public offering for any tax liability arising from a determination, after consummation of the initial public offering, that the Company's reported income was understated for any period prior to the consummation of the initial public offering; provided that such indemnity is limited to an adjustment equal to the amount by which the Company's deferred tax liability is reduced as a result of such determination. Additionally, if and to the extent any shareholder, who was a shareholder immediately prior to the Company's initial public offering, receives a tax refund as a result of a determination, after consummation of the initial public offering, that the
Company's reported income was overstated for any period prior to the consummation of the initial public offering, such shareholder will be required to pay such amount to the Company.



Item 2. RATIFICATION OF APPOINTMENT OF AUDITORS (PROPOSAL NO. 2)

     On April 25, 2001, the members of the Company's Audit Committee recommended to the Board that it continue to retain Arthur Andersen, LLP ("Andersen") as the Company's principal accountants for the 2001 calendar year subject, however, to the ratification thereof by the Company's shareholders at the Annual Meeting.

     In connection with the audit of the three fiscal years ended December 31, 1998, 1999 and 2000, the Andersen reports did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the three fiscal years ended December 31, 1998, 1999 and 2000, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of such firm, would have caused it to make reference to the subject matter of the disagreement as part of its report.

     If the foregoing appointment of Andersen is not ratified by the shareholders, the Board of Directors will appoint another firm of independent public accountants whose appointment, for any period subsequent to the Annual Meeting, will be subject to the approval of the Company's shareholders at that Meeting.

     A representative of Andersen is expected to be present at the Annual Meeting and will have an opportunity to make a statement, should he or she so desire, and to respond to appropriate questions.

Audit and Non-audit Fees

     Audit Fees. During the fiscal year ended December 31, 2000, the aggregate fees billed by Arthur Andersen, LLP, the Company's independent auditors, for the



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



audit of the Company's financial statements for such fiscal year and for the review of the Company's interim financial statements on Form 10-Q, was $241,000.

     Financial Information Systems Design and Implementation. During the fiscal year ended December 31, 2000, Arthur Andersen, LLP did not provide any information technology consulting services to the Company.

     All Other Fees. During the fiscal year ended December 31, 2000, the aggregate fees billed by Arthur Andersen, LLP for professional services, other than audit services, was $168,000. All other fees include fees for tax services and accounting research, but do not include fees for information technology services (which were not rendered to the Company).

     The Audit Committee has determined that the rendering of all other non-audit services provided by Arthur Andersen, LLP was compatible with maintaining the auditor's independence.


Vote Required for Ratification of Appointment of Auditors

     Ratification of the selection of Andersen, as the Company's independent public accountants, will require the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting by the holders of shares of Capital Stock entitled to vote thereon.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.



Item 3. AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT (PROPOSAL NO. 3)

General

     The Company's Board of Directors has declared advisable, authorized and approved, and recommends to its shareholders that they consider and approve a further amendment (the "Amendment") to the Company's Certificate of Incorporation to effect a reverse stock split of its Common Stock, of not less than 1-for-2 and not more than 1-for-10, with the Board of Directors having the authority to determine which, if any, of these reverse stock splits to effectuate within the foregoing parameters. The text of the Amendment is attached to this Proxy Statement as Annex II.

     The Board of Directors believes that approval of a range of reverse stock split ratios, rather than approval of a specific reverse stock split ratio, provides the Board of Directors with maximum flexibility to achieve the purposes of the reverse stock split. The Amendment will effect the reverse stock split by reducing the number of outstanding shares of Common Stock by the ratio determined by the Board of Directors to be in the best interests of the Company, but will not increase the par value of the Common Stock, and will not change the number of authorized shares of Common Stock.

Required Vote

     The affirmative vote of a majority of the shares of the Company's Capital Stock entitled to vote at the Meeting is required to approve such Amendment to the Company's Certificate of Incorporation to effect such reverse stock split.

     If there are not sufficient votes to approve the proposal at the time of the Meeting, then the Meeting may be adjourned in order to permit further solicitation of proxies by the Board of Directors. However, no proxy voted against the proposal will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the proposal.

Background and Reasons for the Reverse Stock Split

     The Nasdaq Stock Market requires, among other items, as a condition to the continued listing of the Company's Common Stock on the Nasdaq National Market System ("Nasdaq-NMS"), a minimum bid price for its Common Stock of $1.00 per share. On April 9, 2001, the Company was notified by Nasdaq that it did not meet such minimum bid price of $1.00 for the continued listing of its shares on the Nasdaq-NMS and that the Company had until July 5, 2001 to comply with such rule in order to avoid delisting; and, on July 6, 2001, the Company received an additional notice from Nasdaq that such Common Stock would be delisted as a result of the Company's failure to meet such requirement, which decision is presently being appealed by the Company based upon its Board of Directors authorization (subject to shareholder approval) to effect such reverse stock split. If the Company's Common Stock were delisted, such delisting would have an adverse effect on the trading prices of its Common Stock and would, in all likelihood, adversely affect the liquidity of the shares of Common Stock held by the Company's shareholders.

     The reverse stock split will decrease the number of shares of Common Stock outstanding and presumably increase the per-share market price for the Company's Common Stock, which presumed increase (in such per share market price) will allow the Company to meet the listing criteria to allow its Common Stock to continue to be listed on the Nasdaq-NMS. There can be no assurance, however, that any such continued listing will or can be effected, or that the Company will continue to meet the other conditions imposed (and/or to be imposed) by Nasdaq as a condition thereto.

     The Board of Directors intends to effect a reverse stock split only if it believes that a decrease in the number of shares of Common Stock outstanding is likely to improve the trading price for the Company's Common Stock and improve the likelihood that the Company will be allowed to maintain its listing on the Nasdaq-NMS. The reverse stock split will be effectuated at a ratio ranging from one-for-two to one-for-ten, at the Board of Directors' sole discretion. In determining the ratio of the reverse stock split, the Board of Directors will assess numerous factors including, but not limited to, analysis of the most recent fiscal quarter of the Company and general economic conditions, and will place emphasis on the closing price of the Common Stock on the days immediately preceding the day on which the Amendment is to be filed. The judgment of the Board of Directors as to the ratio shall be conclusive.

     Although there can be no assurance that the price of the Company's Common Stock after the reverse stock split will actually increase in an amount proportionate to the decrease in the number of outstanding shares, the proposal is also intended to result in a price level for the Company's Common Stock that will broaden investor interest and provide a market that will reflect more closely the Company's underlying value.

     There can be no assurance, however, that any or all of these results will occur, including, without limitation, that the market price per share of the Company's Common Stock, after the reverse stock split, will increase, proportionately, over the market price per share of the Company's currently outstanding Common Stock, or that the new market price per share will either exceed or remain in excess of the current market price. Furthermore, there can be no assurance that the market for the Company's Common Stock, after the reverse stock split, will reflect more closely its underlying value.

     If the Amendment is approved by the shareholders and the Company's Certificate of Incorporation is further amended, each share of the Company's Common Stock issued and outstanding immediately prior to the effective time of the Amendment, as well as its treasury shares, will be reclassified and converted into a lesser number of shares of the Company's Common Stock, par value $.01 per share.

     If the shareholders approve the reverse stock split at the Meeting, then the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that the reverse stock split (in a ratio determined by the Board of Directors within the limits set forth herein) is in the best interests of the Company and its shareholders at that time. No further action on the part of the shareholders will be required to either effect or abandon the reverse stock split. If no reverse stock split is effected by the first anniversary of the Meeting, then the Board of Directors' authority to effect the reverse stock split will terminate and shareholder approval again would be required prior to implementing any reverse stock split.

Increase of Shares of Common Stock Available for Future Issuance

     As a result of the reverse stock split, there will be a reduction in the number of shares of Common Stock issued and outstanding, or held as treasury shares, and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the reverse stock split (the "Increased Available Shares"). The Increased Available Shares could be used for any proper corporate purpose approved by the Company's Board of Directors including, among others, future financing transactions.

     Because the reverse stock split will create the Increased Available Shares, the reverse stock split may be construed as having an anti-takeover effect. Although neither the Board of Directors nor the management of the Company views the reverse stock split as an anti-takeover measure, the Company could use the Increased Available Shares to frustrate persons seeking to effect a takeover or otherwise gain control of the Company.

Effectiveness of Reverse Stock Split

     The reverse stock split, if approved by the Company's shareholders, will become effective upon the filing, with the Secretary of State of the State of New York, of a Certificate of Amendment to the Company's Certificate of Incorporation in substantially the form attached to this Proxy Statement as Annex II, with the split ratio to be determined by the Board of Directors. The Board of Directors has not determined when, or if, this event will occur, or the specific terms of the reverse stock split. The Board of Directors is asking shareholders to approve the reverse stock split on the terms and conditions to be determined by the Company's Board of Directors. The exact timing of the filing of such Amendment will be determined by the Board of Directors based upon its evaluation as to when such action will be most advantageous to the Company and its shareholders, and the Board of Directors reserves the right to delay the reverse stock split Amendment for up to twelve (12) months following shareholder approval thereof. In addition, the Board of Directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the reverse stock split Amendment if, at any time prior to the filing of the Amendment, the Board of Directors, in its sole discretion, determines that it is no longer in the best interests of the Company and its shareholders.

     Commencing on the day the Certificate of Amendment is filed, each Common Stock certificate will be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of Common Stock resulting from the reverse stock split.

Effects of the Reverse Stock Split

     The principal effect of the reverse stock split will be to decrease the number of issued and outstanding shares of the Company's Common Stock, as well as its treasury shares. The reverse stock split will not affect the proportionate equity interests in the Company held by any holder of Common Stock, except as may result from the provisions for the elimination of fractional shares. The reverse stock split will not affect the registration of the Company's Common Stock under the Securities Exchange Act of 1934, as amended; and the Company expects to have approximately the same number of record holders of Common Stock after giving effect to the reverse stock split, as before the reverse stock split. The relative rights and preferences of the Company's Common Stock, after the reverse stock split, will be identical to the relative rights and preferences of its currently issued and outstanding Common Stock. The reverse stock split will have no effect on the number of authorized shares of Common Stock or the par value of the Common Stock.

     In order to avoid the expense and inconvenience of issuing and transferring fractional shares of its Common Stock to shareholders who currently hold Common Stock and would otherwise be entitled to receive fractional shares of Common Stock following the reverse stock split, any fractional share which results from the reverse stock split will be rounded up to the next whole share. See "Procedure for Reverse Stock Split".

     If approved and implemented, the proposal is likely to leave some shareholders with "odd lots" of the Company's Common Stock (i.e., stock in amounts of less than 100 shares). Accordingly, the Company's shareholders are advised that these odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in even multiples of 100.

     The Company's outstanding stock options, warrants and Senior Convertible Preferred Stock will be adjusted so that each would thereafter evidence the right to purchase a proportionately decreased number of shares of Common Stock previously covered thereby, and the exercise price per share would proportionately be increased over the previous exercise price.

     Based on approximately 26,000,000 shares of Common Stock outstanding as of July 16, 2001, the following table reflects the approximate percentage reduction in the outstanding shares of Common Stock and the approximate number of shares of Common Stock that would be outstanding as a result of the reverse stock split:


     PROPOSED REVERSE                PERCENTAGE                 SHARES TO BE
        STOCK SPLIT                   REDUCTION                 OUTSTANDING
    -------------------              -----------              ----------------

             1 for 2                    50%                       13,000,000
             1 for 3                    66%                        8,666,667
             1 for 4                    75%                        6,500,000
             1 for 5                    80%                        5,200,000
             1 for 6                    83%                        4,333,333
             1 for 7                    86%                        3,714,286
             1 for 8                    88%                        3,250,000
             1 for 9                    89%                        2,888,889
             1 for 10                   90%                        2,600,000


Certain United States Federal Income Tax Consequences of the Reverse Stock Split

     The discussion of United States federal income tax consequences set forth below is for general information only and does not purport to be a complete discussion or analysis of all potential tax consequences which may apply to the Company's shareholders, each of whom is strongly urged to consult his/her/its tax advisors to determine the particular tax consequences to them of the reverse stock split, including the applicability and effect of federal, state, local, foreign and other tax laws.

     The following discussion sets forth the principal United States federal income tax consequences of the reverse stock split to the Company's shareholders. The following disclosure addresses only the United States federal income tax consequences to the Company's shareholders who hold its shares as a capital asset. Accordingly, the following disclosure does not address all of the federal income tax consequences that may be relevant to particular shareholders based upon their individual circumstances or to shareholders who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign holders or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation. The following disclosure is based upon the Internal Revenue Code of l986, as amended (the "Code"), as well as the laws, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. In addition, the following disclosure does not address the tax consequences to the Company's shareholders under state, local and foreign laws. The Company has neither requested nor received a tax opinion from legal counsel with respect to any of the matters discussed herein. No rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters discussed herein. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the consequences set forth below.

     The Company's shareholders will not recognize income, gain or loss, for United States federal income tax purposes, as a result of the reverse stock split, including the receipt of whole shares issued in lieu of fractional shares. Each such shareholder's aggregate tax basis in the Company's shares of Common Stock after the reverse stock split, including whole shares issued in lieu of fractional shares, will equal his, her or its aggregate tax basis in the Company's shares of Common Stock before the reverse stock split. The holding period of the Company's shares of Common Stock after the reverse stock split, including whole shares issued in lieu of fractional shares, will include the holding period of such shares before the reverse stock split. No gain or loss will be recognized by the Company as a result of the reverse stock split.

Procedure for the Reverse Stock Split

     If the proposal to implement the reverse stock split is adopted, shareholders of record as of the effective date of the reverse stock split will be furnished the necessary materials and instructions for the surrender and exchange of stock certificates at the appropriate time by our transfer agent. Shareholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. SHAREHOLDERS SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

     As soon as practicable after the effective time of the reverse stock split, the Company's transfer agent will send a letter of transmittal to each shareholder who holds physical stock certificates advising such holder of the procedure for surrendering stock certificates in exchange for new certificates representing ownership of the Company's Common Stock. No certificate representing fractional shares shall be issued to our transfer agent, as agent for the accounts of all holders of record of Common Stock otherwise entitled to have a fraction of a share (of Common Stock) issued to them in connection with the reverse stock split. Instead, any fractional shares which results from the reverse stock split will be rounded up to the next whole share.

     Any shareholder whose certificate(s) for current issued and outstanding Common Stock has been lost, destroyed or stolen, will be entitled to the issuance of a certificate representing the shares of the Company's Common Stock into which such shares will have been converted, upon compliance with such requirements as the Company and its transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

Abandonment of the Reverse Stock Split

     The Board of Directors will have the right to abandon the reverse stock split before the effective time of the reverse stock split, even after shareholders' approval, if, for any reason, the Board of Directors determines that it is not advisable to proceed with the reverse stock split.

No Dissenters Right

     Shareholders will have no dissenters' right under New York law or under the Company's Certificate of Incorporation or By-laws as a result of the reverse stock split.

     There may exist other rights or actions under state law for shareholders who are aggrieved by reverse stock splits generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon the facts or circumstances, shareholder challenges to corporate action, in general, are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

     THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO GRANT THE COMPANY'S BOARD OR DIRECTORS THE ABILITY TO FURTHER AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION IN ORDER TO EFFECT A REVERSE STOCK SPLIT OF ITS OUTSTANDING SHARES OF COMMON STOCK, OR HELD AS TREASURY SHARES, AT A RATIO BETWEEN ONE-FOR TWO AND ONE-FOR-TEN, IN THE DISCRETION OF THE COMPANY'S BOARD OF DIRECTORS.

                                     GENERAL

Other Matters

     The Board of Directors does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form, will be voted as the persons named therein may determine, in their discretion.

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 is being mailed to shareholders together with this Proxy Statement.

Solicitation of Proxies

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. The Company has engaged the firm of Mellon Investor Services at a fee estimated to be $5,000 plus reimbursement of out-of-pocket expenses. In addition to solicitation of proxies by mail, Directors, officers and employees of the Company (who will receive no additional compensation therefor) may solicit the return of proxies by telephone, telegram or personal contact. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse them for the reasonable out-of-pocket expenses incurred by them in connection therewith.

     Each holder of the Company's Capital Stock who does not expect to be present at the Annual Meeting or who plans to attend but who does not wish to vote in person, is urged to fill in, date and sign the enclosed Proxy and return it promptly in the enclosed return and envelope.

Shareholder Proposals

     If any shareholder of the Company intends to present a proposal for consideration at the next Annual Meeting of Shareholders and desires to have such proposal included in the Proxy Statement and form of Proxy distributed by the Board of Directors with respect to such meeting, such proposal must be received at the Company's principal executive offices, 1500 Hempstead Turnpike, East Meadow, New York 11554, Attention: General Counsel, not later than December 15, 2001.

                                              By Order of the Board of Directors

                                              By:    /s/ George D. Papadopoulos
                                                     --------------------------
                                                     GEORGE D. PAPADOPOULOS
                                                     Secretary

July 23, 2001

PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            OF EMERGING VISION, INC.

           ANNUAL MEETING OF SHAREHOLDERS: WEDNESDAY, SEPTEMBER 12, 2001


     The undersigned shareholder of Emerging Vision, Inc., a New York corporation (the "Company"), hereby appoints Mr. Robert Hillman, Mr. George Papadopoulos and Mr. Joseph Silver, or any of them, voting singly in the absence of the others, as his/her/its attorney(s) and proxy(ies), with full power of substitution and revocation, to vote, as designated on the reverse side, all of the shares of the Capital Stock of Emerging Vision, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 1500 Hempstead Turnpike, East Meadow, New York at 9:00 a.m. (local time), on Wednesday, July 12, 2001, or any adjournment or adjournments thereof, in accordance with the instructions on the reverse side hereof.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted "FOR" each of the nominees listed in Proposal No. 1, "FOR" Proposal No. 2, and "FOR" Proposal No. 3. The proxies are authorized to vote as they may determine, in their discretion, upon such other business as may properly come before the Meeting.



--------------------------------------------------------------------------------
                            FOLD AND DETACH HERE

Please mark                [X]
your votes as
indicated in
this example

The Board of Directors recommends a vote "FOR" Items 1, 2 and 3

                                                                                           FOR    AGAINST   ABSTAIN

Item 1 - ELECTION OF CLASS 2 DIRECTORS:        Item 2 - RATIFICATION OF APPOINTMENT         [ ]     [ ]        [ ]
                                                        OF ARTHUR ANDERSEN LLP

                          FOR   WITHHELD

NOMINEES:                                      Item 3 - AMENDMENT TO THE  COMPANY'S         [ ]     [ ]        [ ]
                                                        CERTIFICATE OF INCORPORATION
Dr. Alan Cohen            [ ]     [ ]                   TO EFFECT A REVERSE STOCK SPLIT
Dr. Robert Cohen          [ ]     [ ]                   OF THE SHARES OF THE COMPANY'S
Mr. Joel Gold             [ ]     [ ]                   COMMON STOCK, AT A RATIO BETWEEN
                                                        ONE-FOR-TWO AND ONE-FOR-TEN,
                                                        TO BE DETERMINED AT THE DISCRETION
                                                        OF THE BOARD OF DIRECTORS
WITHHELD FOR:  (Write that  nominee's  name in the
                      space  provided below):


                -----------------------------------

                                                                        The proxies are authorized to vote as they may
                                                                        determine, in their discretion, upon such other
                                                                        business as may properly come before the meeting.




Signature:                                            Signature:
           ---------------------------------------               ---------------------------------

Date:
           ----------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                     Annex I

                             Emerging Vision, Inc.
                         CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS


I. PURPOSE

     The primary function of the Audit Committee is to represent the Board of Directors in fulfilling its oversight responsibilities by:

     1.   Reviewing  the   financial   reports  and  other   financial   related
          information released by the Company to the public or, in certain circumstances, governmental bodies;

     2. Reviewing the Company's system of internal controls regarding finance, accounting, business conduct and ethics and legal compliance that management and the Board have established;

     3.   Reviewing the Company's accounting and financial reporting processes;

     4. Reviewing and appraising with management the performance of the Company's independent auditors; and

     5. Providing an open avenue of communication between the independent auditors and the Board of Directors.

II. COMPOSITION

     On or before June 14, 2001, the Audit Committee shall be comprised of three independent directors. Whether a director is "independent" shall be determined in accordance with the requirements of The Nasdaq Stock Market or, if the Company's Common Stock is listed on a different exchange, the requirements of such exchange.

     The members of the Committee shall be elected or reappointed by the Board annually for a one year term. The Board shall appoint a Chairperson of the Committee.

III. MEETINGS

     The Committee will meet at least two times annually and be available to meet more frequently as circumstances dictate. Scheduled meetings of the Audit Committee are: (a) to review and approve the scope of the annual audit to be performed by the Company's independent auditors; and (b) to review and discuss the results of the audit and the Company's Annual Report on Form 10-K, prior to its filing. In addition, the Committee Chairperson should meet with the independent auditors and senior management periodically to review the Company's financial statements, Quarterly Reports on Form 10-Q and other relevant interim reports before release and/or filing. Incidental to any of these regularly scheduled meetings, the Committee should meet, if necessary, with management and the independent auditors in separate executive sessions to discuss any matters that the Committee and each of these groups believe should be discussed privately.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/Reports Review

     1. Review and update this Charter periodically, at least annually, as conditions dictate.

     2. Review the Company's annual financial statements and other reports and financial and related information submitted to any government body, or to the public, including any certification, report, opinion or review rendered by the Company's independent auditors.

     3. Review with financial management and the independent auditors each quarterly earnings release and Form 10-Q prior to its filing. The Chairperson of the Committee may represent the entire Committee for purposes of this review.

Independent Auditors

     4. Review with management and recommend to the Board of Directors the selection of the independent auditors, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent auditors. On an annual basis, the Committee will review and discuss with the auditors all significant relationships (including non-audit services proposed or performed) the auditors have with the Company to determine the auditors' independence.

     5. Review the performance of the independent auditors, and approve any proposed discharge of the independent auditors as circumstances warrant.

     6. Annually consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Company's financial statements.

Financial Reporting Process

     7.   Review with the  Company's  independent  auditors the  recommendations included in their management letter, if any, and their informal observations regarding the adequacy of overall financial and accounting procedures of the Company. On the basis of this review, make recommendations to senior management for any changes that seem appropriate.

     8. In consultation with the independent auditors, review the integrity of the Company's financial reporting process, both internal and external.

     9. Review and consider the independent auditors' judgements about the appropriateness of the Company's accounting principles as applied in its financial reporting.

     10. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices, all as suggested by the independent auditors or by management.

Process Improvement

     11. Establish regular reporting to the Audit Committee by management and the independent auditors regarding any significant judgements made, or to be made, in management's preparation of the financial statements and the view of each as to the appropriateness of such judgements.

     12. Following completion of the annual audit, review separately with management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     13.  Review  any  significant   disagreement   among   management  and  the
          independent auditors in connection with the preparation of the financial statements.

     14. Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to the
          implementation   of  changes  or  improvements,   as  decided  by  the
          Committee.)

Ethical and Legal Compliance

     15. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this code.

     16. Review management's monitoring of the Company's compliance with its Code of Ethical Conduct, and ensure that management has the proper review system in place to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations and to the public satisfy legal requirements.

     17.  Review,   with  the  Company's  counsel,   legal  compliance  matters,
          including corporate securities trading policies.

     18. Review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements.

     19. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

Minutes of Meetings

     20. The Audit Committee shall prepare the minutes of each Meeting, distribute copies to all members of the Audit Committee and provide periodic summary reports to the Board of Directors. The permanent file of the Minutes will be maintained by the Secretary of the Company.

                                    Annex II

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                             EMERGING VISION, INC.

Under Section 805 of the Business Corporation Law


         The undersigned, Chairman of the Board and Secretary of Emerging Vision, Inc., a corporation organized and existing under the laws of the State of New York (the "Corporation"), do hereby certify as follows:

     FIRST: The name of the Corporation is Emerging Vision, Inc., and the Corporation was formed under the name Sterling Acquisition, Inc.

     SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on January 15, 1992 under the original name of Sterling Acquisition, Inc.

     THIRD: The amendment of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is as follows: Effect a reverse stock split of shares of common stock of the Corporation, par value $.01 per share ("Common Stock"), on the basis of issuing one (1) share of Common Stock for each [A range of between two and ten, as determined in the sole discretion of the Board of Directors.] issued shares of Common Stock. In lieu of the issuance of any fractional shares that would otherwise result from the reverse stock split effected hereby, the Corporation will issue to any stockholder that would otherwise receive fractional shares of Common Stock, one (1) additional share of Common Stock. The Corporation's number of authorized shares of Common Stock and Preferred Stock shall remain the same and the par value of the Corporation's Common Stock and Preferred Stock shall remain the same.

     FOURTH: To accomplish the foregoing amendment, Article FOURTH of the Certificate of Incorporation is hereby amended to add the following after the first paragraph of Article FOURTH:

               Upon this  Certificate  of Amendment to the  Certificate  of
               Incorporation of the Corporation becoming effective in accordance with the Business Corporation Law of the State of New York (the "Effective Time"), each [A range of between two and ten, as determined in the sole discretion of the Board of Directors] share of common stock, par value $.01 per share, of the Corporation ("Old Common Stock") issued immediately prior to the Effective Time shall be automatically reclassified as and converted into one (1) share of Common Stock, par value $.01 per share, of the Corporation ("New Common Stock").

               Notwithstanding the immediately preceding sentence, no fractional share of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, each holder of record of Old Common Stock shall be issued one (1) share of New Common Stock in lieu of any fractional shares held by such holder of record.

               Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as one (1) share of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.

     FIFTH: The foregoing amendment of the Certificate of Incorporation of the Corporation was authorized by Unanimous Written Consent of the members of the Board of Directors of the Corporation on July 10, 2001 and ratified and approved, followed by the vote of the holders of at least a majority of all of the outstanding shares of the Corporation entitled to vote on the said amendment of the Certificate of Incorporation at a meeting of the shareholders of the Corporation on September ___, 2001.

         IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Date:    ____________  ___, 2001
                                                     ----------------------
                                                     Robert Hillman
                                                     Chairman of the Board


                                                     ----------------------
                                                     George D. Papadopoulos
                                                     Secretary